Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT
FOR THE WESTERN DISTRICT OF NORTH CAROLINA
CHARLOTTE DIVISION
Lead No. 3:18-cv-00347-MOC-DCK
(Consolidated with Nos. 3:18-cv-00349-MOC-DCK and 3:18-cv-00350-MOC-DCK)

IN RE BABCOCK & WILCOX ENTERPRISES, INC. SHAREHOLDER DERIVATIVE LITIGATION This Document Relates to: ALL ACTIONS.	) ) ) ) ) ) ) ) )

SUMMARY NOTICE OF PROPOSED SETTLEMENT

TO:	ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK OF THE BABCOCK & WILCOX ENTERPRISES, INC. ("B&W") WHO CURRENTLY OWN B&W COMMON STOCK AND WHO OWNED IT AS OF JULY 22, 2019.

PLEASE READ THIS SUMMARY NOTICE CAREFULLY AND IN ITS ENTIRETY AS YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

YOU ARE HEREBY NOTIFIED that the above-captioned consolidated stockholder derivative action (the "Federal Derivative Action"), is being settled on the terms set forth in the Stipulation and Agreement of Settlement dated July 22, 2019 (the "Stipulation"). The Settlement also settles and releases any claims that have been brought or may or could arise out of a derivative action captioned, Pamela Marks v. E. James Ferland, et al., Case No. 18-CVS-21193 (N.C. Super. Ct.-Mecklenburg Cty.) (the "State Derivative Action") (together with the Federal Derivative Action, the "Actions"). This Summary Notice of Proposed Settlement ("Summary Notice") is provided by order of the United States District Court for the Western District of North Carolina (the "Court").

The Federal Derivative Action alleges claims against each of the Individual Defendants1 for breach of fiduciary duty and violations of the federal securities laws. The State Derivative
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1All capitalized terms that are not otherwise defined shall have the definitions as set forth in the Stipulation.

Action alleges claims against each of the Individual Defendants for breach of fiduciary duty2. Pursuant to the terms of the Settlement, B&W agrees to adopt practices, resolutions, and/or amend committee charters and/or the Company's Bylaws within forty-five (45) days of issuance of the Order and Final Judgment to ensure the adoption, implementation, and maintenance of certain corporate governance reforms (the "Reforms"). The Reforms shall be maintained for five (5) years, subject to certain terms and conditions set forth in the Stipulation. The Parties agree that the initiation, prosecution, and settlement of the Actions were primary and significant factors in B&W's adoption of the Reforms. The Parties further agree that the Reforms confer a substantial benefit to B&W as part of the Settlement.
The Defendants also agree for their insurer to pay attorneys' fees and expenses to Plaintiffs' Counsel in the total amount of $1,000,000 (the "Fee and Expense Amount"), subject to approval of the Court. As part of the Settlement, Plaintiffs will each receive a service award of $1,500 to be paid out of the Fee and Expense Amount, subject to the Court's approval. Defendants have denied and continue to deny each and all of the claims and allegations of wrongdoing asserted in the Federal and State Derivative Actions.
On December 16, 2019, at 10:30 a.m., a hearing (the "Settlement Hearing") will be held before Judge Max O. Cogburn, Jr. at the United States District Court for the Western District of North Carolina, 401 W. Trade St, Charlotte, NC 28202 for the purpose of determining whether the Settlement should be approved as fair, reasonable, and adequate and whether the Fee and Expense Amount should be approved. Because this is not a class action, but is a stockholder derivative action brought for the benefit of B&W, except as otherwise provided for in the Stipulation with respect to the named plaintiffs, no Current B&W Stockholder has the right to receive any individual compensation as a result of the Settlement.

This Summary Notice provides a condensed overview of certain provisions of the Stipulation and the full Notice of Proposed Settlement (the "Notice"). It is not a complete statement of the events of the Federal and State Derivative Actions or the terms set forth in the Stipulation. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation. For additional information about the claims asserted in the Federal and State Derivative Actions, and the terms of the proposed Settlement, you may inspect the Stipulation and other papers at the Clerk's office in the Court at any time during regular business hours. In addition, copies of the Stipulation and the Notice are available on the Investor Relations section of the Company's website at www.babcock.com/questions. Inquiries about the Federal and State Derivative Actions or the Settlement may be made to: Robbins Arroyo LLP, 5040 Shoreham Place, San Diego, CA 92122; The Brown Law Firm, P.C., 240 Townsend Square, Oyster Bay, NY 11771; and Holzer & Holzer, LLC, 1200 Ashwood Parkway, Suite 410, Atlanta, GA 30338.

You may enter an appearance before the Court, at your own expense, individually or through counsel of your choice. If you want to object at the Settlement Hearing, you must be a Current B&W Stockholder and you must first comply with the procedures for objecting that are set forth in the

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2Leslie Kass and Daniel W. Hoehn are not named as defendants in the State Derivative Action.

Stipulation and its accompanying exhibits, including the Notice. Any objection to any aspect of the Settlement must be filed with the Clerk of the Court no later than November 25, 2019 (21 days before the Settlement Hearing), in accordance with the procedures set forth in the Stipulation and the Notice. Any objection may not exceed 25 pages in length. Any Current B&W Stockholder who fails to object in accordance with such procedures will be bound by the Order and Final Judgment of the Court granting final approval to the Settlement and the releases of claims therein, and shall be deemed to have waived the right to object (including the right to appeal) and forever shall be barred, in this proceeding or in any other proceeding, from raising such objection.

PLEASE DO NOT CONTACT THE COURT OR THE CLERK'S OFFICE REGARDING THIS SUMMARY NOTICE.